SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: October 29, 2007
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.

(Exact name of registrant as specified in the charter)

Delaware	0-23788	22-3284403
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 Thornall
Edison, New Jersey 08818
(Address of Principal Executive Offices)
(732) 205-0500
Registrant’s telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Demand for Payment by Noteholder. The Company borrowed the sum of $3,000,000 from Alembic Limited and has reduced the principal balance of the loan over time to $1,000,000. The due date for the loan was September 30, 2007. It has asserted that as of October 19, 2007, there was an aggregate of $235,549 of accrued plus unpaid interest outstanding with respect to the loan. On October 31, 2007 Alembic delivered a letter to the Company stating that an event of default has occurred due to failure to pay the loan when due, and demanding that in the event the default is not cured within ten days following the date of the letter, the entire obligation evidenced by the loan will be due and payable. The Company has not as of the date of filing of this Form 8-K cured the above default.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2007, Adesoji Adelaja resigned his position as a director of the Company and of its Xechem Pharmaceuticals Nigeria, Limited subsidiary. The Company has not yet filled the vacancy created by such resignation. The Company expressed its gratitude for Dr. Adelaja’s years of service as a member of its board of directors.

Item 8.01 Other Items.

On or about October 23, 2007 suit was filed in the U.S. District Court for the District of New Jersey by Bhuwan Pandey, a former vice president of the Company, against the Company and each of the members of its board of directors. The lawsuit alleges among other things that the Company has failed to pay the balance of his employment agreement severance obligations ($52,500) and its two $5,000 notes issued to him, has failed to effect an exercise of options to purchase 20,000,000 shares of its common stock to him and has failed to provide the proper continuation of coverage for him under its group health plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xechem International, Inc.

By:
By: Robert Swift, Chief Oversight Officer

Dated: November 5, 2007